Exhibit 23-a

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated May 29, 2026) pertaining to the 2026 Incentive Plan, the Stock Purchase and Deferral Plan and the Cash Deferral Plan of AT&T Inc. of our reports dated February 9, 2026, with respect to the consolidated financial statements of AT&T Inc. and the effectiveness of internal control over financial reporting of AT&T Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
May 29, 2026